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                                                                    Exhibit 23.2


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement and Post-Effective Amendment No. 1 to Registration Statement No. 333-72408 of Duquesne Light Company on Form S-3 of our report dated January 30, 2003 (February 6, 2003 as to Note 20), which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in accounting for unbilled revenues, appearing in the Annual Report on Form 10-K of Duquesne Light Company for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
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DELOITTE & TOUCHE LLP
Pittsburgh, Pennsylvania

February 17, 2004